UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 22, 2026

DECOY THERAPEUTICS INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-36812	46-5087339
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
2450 Holcombe Blvd. Suite X Houston, TX (Address of principal executive offices)		77021 (Zip Code)

(713) 913-5608

(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	DCOY	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On September 22, 2026, Decoy Therapeutics Inc. (the “Company”) entered into a warrant inducement letter agreement (the “Inducement Letter”) with a holder (the “Holder”) of the Company’s outstanding Series A, Series B and Series C milestone-based common warrants issued on June 29, 2026 (the “Milestone Warrants”), pursuant to which the Holder agreed to exercise for cash, in full, the Series B Milestone Warrants (the “Existing Warrants”) to purchase an aggregate of 1,184,434 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”).

Pursuant to the Inducement Letter, the Company agreed to reduce the exercise price of the Existing Warrants from $5.91 per share to $3.25 per share. In connection with the transaction, the exercise price of the Company's outstanding Series A Milestone Warrants and Series C Milestone Warrants was also reduced from $5.91 per share to $3.25 per share; the other terms of such warrants were not amended. The Existing Warrants were exercised in full on September 22, 2026, and the transaction closed on September 23, 2026, resulting in aggregate gross proceeds to the Company of approximately $3.85 million, before deducting placement agent fees and other expenses. The Company intends to use the net proceeds for working capital and other general corporate purposes.

As consideration for the immediate exercise of the Existing Warrants, on September 23, 2026, the Company issued to the Holder in a private placement new unregistered warrants (the “New Warrants”) to purchase up to 2,368,868 shares of Common Stock, representing 200% of the number of shares underlying the exercised Existing Warrants. The New Warrants have an exercise price of $3.25 per share, are exercisable immediately upon issuance and will expire on the fifth anniversary of the date of issuance. The New Warrants contain customary anti-dilution adjustments, cashless exercise provisions and a beneficial ownership limitation of 9.99%. The issuance and exercise of the New Warrants are not subject to stockholder approval.

The Company agreed to file a registration statement covering the resale of the shares of Common Stock issuable upon exercise of the New Warrants within 15 calendar days following the date of the Inducement Letter and to use commercially reasonable efforts to cause such registration statement to become effective within the periods set forth in the Inducement Letter. The resale of the shares of Common Stock issuable upon exercise of the Existing Warrants has been registered pursuant to the Company’s effective registration statement on Form S-1 (File No. 333-297381). In the Inducement Letter, the Company also agreed, subject to certain exceptions, not to issue any shares of Common Stock or Common Stock equivalents, or file any registration statement, for 30 days following the date of the Inducement Letter, and, subject to certain exceptions, not to enter into any variable rate transaction until 180 days after the effective date of the resale registration statement covering the shares of Common Stock issuable upon exercise of the New Warrants.

The foregoing description of the Inducement Letter and the New Warrants does not purport to be complete and is qualified in its entirety by reference to the full text of the Inducement Letter and the form of New Warrant, copies of which are filed as Exhibits 10.1 and 4.1, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 3.02. Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference. The New Warrants and the shares of Common Stock issuable upon exercise thereof have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and were offered and sold in reliance upon the exemption from registration afforded by Section 4(a)(2) of the Securities Act. The Holder represented that it is an “accredited investor” as defined in Rule 501(a) of Regulation D.

Item 7.01. Regulation FD Disclosure.

On September 22, 2026, the Company issued a press release announcing the transaction described in Item 1.01 of this Current Report on Form 8-K and subsequently issued a corrective press release clarifying that the New Warrants are not subject to stockholder approval and are exercisable immediately upon issuance. Copies of the original press release and the corrective press release are furnished as Exhibits 99.1 and 99.2 hereto, respectively.

The information in this Item 7.01, including Exhibits 99.1 and 99.2, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any filing under the Securities Act or the Exchange Act, except as expressly set forth by specific reference in such a filing.

This Current Report on Form 8-K does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of such securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Exhibit Description
4.1	Form of Common Stock Purchase Warrant
10.1	Form of Warrant Inducement Letter Agreement, dated September 22, 2026, by and between the Company and the Holder
99.1	Press Release announcing the warrant inducement transaction, dated September 22, 2026
99.2	Corrective Press Release relating to the warrant inducement transaction, dated September 22, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Decoy Therapeutics inc.

Date: September 23, 2026	By:	/s/ Mark J. Rosenblum
Mark J. Rosenblum
Executive Vice President and Chief Financial Officer